Exhibit 99.1

PDS Gaming Corporation To Close Rocky’s Casino & Sports Bar

LAS VEGAS, NV – January 21, 2004 – PDS Gaming Corporation (NasdaqSC: PDSG) today announced that it will close its Rocky’s Casino & Sports Bar, located in downtown Reno, Nevada, at midnight on Saturday, January 31, 2004.  Rocky’s is a nonrestricted licensed casino with an installed base of 176 gaming devices.

The Company had acquired the property, then known as The Gambler, in 2001.  The following year the property was renovated and reopened as Rocky’s.  Despite significant investments in the property by the Company, the casino continued to incur operating losses.  The expansion of casino gaming in northern California has continued to hurt the Reno market.

PDS Gaming Corporation, through its wholly owned subsidiary, PDS Casinos Reno, Inc., has obtained authorization from the State of Nevada Gaming Control Board to close the location.  The Company intends to explore all appropriate alternatives relative to the property, including the possible identification of a franchise arrangement, joint venture partner, sale or lease.

PDS Gaming Corporation’s core business is providing customized finance and leasing solutions to the casino industry in the United States.  The Company is headquartered in Las Vegas, Nevada, and its common stock trades on The Nasdaq Stock Market under the symbol “PDSG”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to complete currently anticipated finance and lease transactions, worse than expected results from casino operations, alternatives available to the Company relating to Rocky’s, changes in regulation of the gaming industry, continued acceptance of the Company’s products and services in the marketplace, competitive factors, dependence upon third-party vendors, changes in interest rates and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For additional information, please contact:

Peter D. Cleary, President and Chief Operating Officer of PDS Gaming Corporation, at (702) 736-0700